UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2011

THE HOWARD HUGHES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34856 (Commission File Number)	36-4673192 (I.R.S. Employer Identification No.)
One Galleria Tower
13355 Noel Road, Suite 950
Dallas, Texas 75240
(Address of principal executive offices)
Registrant’s telephone number, including area code: (214) 741-7744

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As previously disclosed, The Howard Hughes Corporation (the “Company”) terminated its management services agreement (the “Management Agreement”) with Brookfield Advisors LP (“Brookfield Advisors”) effective as of January 31, 2011. Pursuant to the Management Agreement, Brookfield Advisors provided the Company with, among other things, an interim Chief Financial Officer. Mr. Rael Diamond served in this capacity under the terms of the Management Agreement. In connection with the termination of the Management Agreement, Mr. Diamond no longer serves as the Company’s Chief Financial Officer effective as of January 31, 2011.
     The Company’s Board of Directors appointed Grant Herlitz as Interim Chief Financial Officer of the Company, effective as of January 31, 2011. The Company is conducting an executive search for a permanent Chief Financial Officer.
     Mr. Herlitz, age 38, also serves as the President of the Company, a position he has held since November 22, 2010. Mr. Herlitz served as the Company’s Interim Executive Vice President from November 9, 2010, the date of the Company’s spin-off from its parent company, until his appointment as President of the Company.
     Mr. Herlitz serves as both President and Chief Financial Officer of TPMC Realty Corporation (“TPMC”). Mr. Herlitz joined TPMC in October 2000 as Vice President of Investments. From 1997 to 2000, Mr. Herlitz was Assistant to the Chairman and Chief Executive Officer of FirstPlus Financial Group, Inc. From 1994 to 1997, Mr. Herlitz worked as a tax accountant. Mr. Herlitz began his career with the European Community Observer Mission to South Africa, an organization established in conjunction with the United Nations to observe political change in South Africa. Grant is a licensed CPA and a member of the Texas Board of Public Accountancy.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HOWARD HUGHES CORPORATION
By:	/s/ Reuben Davidsohn
Reuben Davidsohn
Interim Vice President and Interim Secretary

Date:	February 3, 2011

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